Exhibit 10.3

SPONSOR LOCK-UP AGREEMENT

THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”) is dated as of April 3, 2022, by and between the person set forth on Schedule A hereto (each a “Holder”, and collectively, the “Holders”) and Hypebeast Limited, a Cayman Islands exempted company (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A.            The Company, Hypebeast WAGMI Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Iron Spark I Inc., a Delaware corporation (the “SPAC”) entered into an Agreement and Plan of Merger Agreement dated as of April 3, 2022 (as the same may be amended, restated or supplemented, the “Merger Agreement”).

B.            Each Holder is, as of the date of this Agreement, the sole legal owner of that certain number of SPAC Shares set forth opposite such Holder’s name on Schedule A hereto, which will be exchanged for Company Shares pursuant to the Merger Agreement.

C.            As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Merger Agreement, each Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.            Lock-Up.

(a)            During the Lock-up Period (as defined below), each Holder irrevocably agrees that it, he or she will not tender, grant, assign, offer, sell, contract to sell, pledge or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, the “Transfer”), directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any contract, option, swap, hedge or other arrangement with respect to the Transfers of, in whole or in part, the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Company.

(b)            In furtherance of the foregoing, Company will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Company’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Company’s transfer agent not to process any attempts by any Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)            For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d)            For purpose of this Agreement, the “Lock-up Period” means the period commencing on the Closing Date and ending on the date that is the three-year anniversary of the Closing Date, provided that:

(i)            with respect to one-third of the Lock-up Shares, such shares shall be released from the Lock-up Period on the one-year anniversary of the Closing Date (the “Initial Release Date”), and

(ii)            with respect to the remainder of the Lock-up Shares, an additional 1/24 of such Lock-up Shares shall be released from the Lock-up Period on each monthly anniversary of the Initial Release Date.

(e)            With respect to each Holder, the restrictions set forth herein shall not apply to: (1) distributions to the such Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing via dividend or share repurchase; (2) transfers by bona fide gift to a member of such Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) transfers by virtue of the laws of descent and distribution upon death of the Holder; (4) transfers pursuant to a qualified domestic relations order; or (5) transfers relating to Company Shares or other securities convertible into or exercisable or exchangeable for Company Shares acquired in open market transactions after the Closing; provided that in each case of the foregoing sub-clauses (1) through (4), each transferee has agreed to be bound by the terms of this Agreement.

(f)            In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of Company and Company subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Company being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Company with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company.

2.            Representations and Warranties.

(a)            Each of the parties hereto, (A) if such party a natural person, is of legal age to execute this Agreement and is legally competent to do so; and (B) if such party is not a natural person, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (i) such party has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware or other state of its formation; (ii) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (iii) such party is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary; (iv) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (v) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

(b)            Each Holder hereby represents and warrants severally but not jointly that no consent of or with any Governmental Authority on the part of such Holder is required to be obtained or made in connection with the execution, delivery or performance by such Holder of this Agreement or the consummation by such Holder of the transactions contemplated hereby, other than (i) applicable requirements, if any, of the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (ii) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(c)            Each Holder hereby represents and warrants severally but not jointly that the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Holder will not (i) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement, partnership agreement or similar organizational documents of such Holder, if and as applicable, (ii) conflict with or violate any Law, Governmental Order or required consent or approval applicable to such Holder or any of its properties or assets, or (iii) (1) violate, conflict with or result in a breach of, (2) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (3) result in the termination, withdrawal, suspension, cancellation or modification of, (4) accelerate the performance required by such Holder under, (5) result in a right of termination or acceleration under, (6) give rise to any obligation to make payments or provide compensation under, (7) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Holder under, (8) give rise to any obligation to obtain any third party consent or approval from any Person or (9) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Holder, except for any deviations from any of the foregoing clauses (ii) or (iii) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.            Beneficial Ownership. Each Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any SPAC Shares, or any economic interest in or derivative of such stock, other than those SPAC Shares set forth opposite such Holder’s name on Schedule A hereto. For purposes of this Agreement, the SPAC Shares beneficially owned by the Holder as set forth opposite such Holder’s name on Schedule A hereto, and the shares of Company such SPAC Shares will be converted into or exchanged for in connection with the Transaction, are collectively referred to as the “Lock-up Shares.”

4.            No Additional Fees/Payment. The parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holders in connection with this Agreement.

5.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC in accordance with Section 11.1 of the Merger Agreement and to such Holder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.            Disclosure. Each of the Holders hereby authorizes SPAC and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Listing Rules and/or by the SFO, the Holder’s identity and ownership of the relevant SPAC Shares and the nature of the Holder’s obligations under this Agreement; provided, that prior to any such publication or disclosure SPAC and the Company shall provide such Holder with an opportunity to review and comment on such announcement or disclosure, which comments SPAC and the Company will consider in good faith.

7.            Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York applicable to contracts made and to be performed in that State, without regard to the conflict of laws principles thereof that would apply the laws of any other jurisdiction.

8.            Amendments and Waivers. This Agreement (a) cannot be amended or modified except by a writing signed by each of the parties hereto; and (b) cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

9.            Miscellaneous. The provisions of Sections 9.2 and 9.3, Sections 11.3 to 11.6 and Sections 11.8 to 11.14 of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HYPEBEAST LIMITED

By:	/s/Kevin Ma
Name: Kevin Ma
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IRON SPARK I LLC

By:	/s/ Joshua L. Spear
Name: Joshua L. Spear
Title: Managing Member

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AMY BUTTE

/s/ Amy Butte

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JOSHUA L. SPEAR

/s/ Joshua L. Spear

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ALEXANDER P. OXMAN

/s/ Alexander P. Oxman

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RUMA BOSE

/s/ Ruma Bose

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TREVOR A. EDWARDS

/s/ Trevor A. Edwards

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JAY MARGOLIS

/s/ Jay Margolis

Schedule A

Name of Holder	Class and Number of SPAC Shares
Iron Spark I LLC	1,190,800 SPAC Class A Shares, 4,232,500 SPAC Class B Shares
Amy Butte	20,000 SPAC Class B Shares
Ruma Bose	20,000 SPAC Class B Shares
Trevor A. Edwards	20,000 SPAC Class B Shares
Jay Margolis	20,000 SPAC Class B Shares

Addresses for Notice:

Iron Spark I LLC
125 N. Cache St. 2nd Fl., Box 3789 Jackson, WY 83001
Attn:	Joshua L. Spear
Email:	josh@ironspark.com

Amy Butte
Iron Spark I Inc. 125 N. Cache St. 2nd Fl., Box 3789 Jackson, WY 83001
Email:	amy@ironspark.com

Ruma Bose
Iron Spark I Inc. 125 N. Cache St. 2nd Fl., Box 3789 Jackson, WY 83001

Trevor A. Edwards
Iron Spark I Inc. 125 N. Cache St. 2nd Fl., Box 3789 Jackson, WY 83001

Jay Margolis
Iron Spark I Inc. 125 N. Cache St. 2nd Fl., Box 3789 Jackson, WY 83001